Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
July 26, 2018

DELUXE REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS
Revenue increased 0.6% from last year
Diluted EPS $1.25; Adjusted diluted EPS $1.40 – exceeds high-end of adjusted diluted EPS outlook

St. Paul, Minn. – July 26, 2018 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the second quarter ended June 30, 2018. Key financial highlights include:

	2nd Quarter 2018	2nd Quarter 2017	% Change
Revenue	$488.2 million	$485.2 million	0.6%
Net Income	$60.2 million	$59.6 million	1.0%
Diluted EPS – GAAP	$1.25	$1.22	2.5%
Adjusted Diluted EPS – Non-GAAP(1)	$1.40	$1.29	8.5%

(1) A reconciliation of diluted earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements. Non-GAAP adjustments include restructuring costs, which include integration activities; transaction costs; CEO transition costs; asset impairment charges; a loss on debt retirement; and one-time impacts of accounting for federal tax reform.

Revenue was in line with the Company’s prior outlook and GAAP diluted EPS was $1.25. Adjusted diluted EPS was $1.40 and excluded aggregate charges of $0.15 per share for non-GAAP adjustments. Adjusted diluted EPS exceeded the high end of the range of the prior outlook driven primarily by a lower income tax rate and lower medical costs, partially offset by lower check and form usage.

“We continued to deliver year-over-year growth in both revenue and earnings,” said Lee Schram, CEO of Deluxe. “Revenue and Diluted EPS results were within our prior outlook and adjusted diluted EPS exceeded the high end of our outlook. Our transformation continues to be well on track with marketing solutions and other services revenue accounting for nearly 41 percent of total revenue in the second quarter, growing over 7 percent from last year.”

Second Quarter 2018 Highlights

•
Revenue increased 0.6% year-over-year, driven by Small Business Services growth of 4.9% which includes the results of several small tuck-in acquisitions. Financial Services revenue was down 5.7% compared to the prior year.

•	Revenue from marketing solutions and other services (MOS) increased 7.2% year-over-year and grew to 40.7% of total revenue in the quarter.

•
Gross margin was 61.0% of revenue, compared to 63.0% in the second quarter of 2017. The impact of product and service mix and increased delivery and material costs this year, as well as acquisitions, was only partially offset by previous price increases and continued improvements in manufacturing productivity.

•
Selling general and administrative (SG&A) expense as a percent of revenue was well leveraged at 42.9% of revenue in the quarter compared to 43.0% last year. SG&A expense dollars increased $0.9 million compared to last year as continued cost reduction initiatives were offset by additional SG&A expense from acquisitions and the timing of benefit expense. Additionally, SG&A expense included gains of $3.9 million within Small Business Services from sales of a business and customer lists.

•
Operating income decreased 10.8% year-over-year. Adjusted operating income decreased 6.9% year-over-year primarily from the continuing decline in check and forms usage partially offset by price increases and continued cost reduction initiatives.

•
Diluted EPS increased $0.03 per share year-over-year and included aggregate non-GAAP charges of $0.15 per share. Adjusted diluted EPS increased 8.5% year-over-year. A lower income tax rate in 2018, primarily due to the Tax Cuts and Jobs Act of 2017, contributed to the increase in EPS. This favorable impact was partially offset by the continuing secular decline in check and forms usage and the loss of revenue and operating income from Deluxe Rewards highlighted in previous quarters.

Segment Highlights
Small Business Services

•
Revenue of $317.7 million was in-line with our expectations and increased 4.9% year-over-year due primarily to increased MOS revenue, partially offset by the decline in check and forms usage. Revenue also included benefits from previous price increases.

•
Operating income of $58.6 million increased $4.1 million from last year. Adjusted operating income increased $2.9 million and adjusted operating margin was unchanged year-over-year. This increase was due to previous price increases, continued cost reductions and gains of $3.9 million from sales of a business and customer lists. These increases were partially offset by the secular decline in check and forms usage.

Financial Services

•
Revenue of $139.3 million was in-line with our expectations and decreased 5.7% year-over-year driven by the secular decline in check usage and the loss of revenue and operating income from the Deluxe Rewards business discussed in previous quarters.

•
Operating income of $14.0 million decreased $12.6 million compared to last year. Adjusted operating income decreased $8.3 million and adjusted operating margin decreased 4.8 points year-over-year. This decrease was due primarily to the revenue decline, increased benefits expense and higher delivery rates, partially offset by continued benefits of cost reductions.

Direct Checks

•	Revenue of $31.2 million was slightly better than our expectations and declined 9.8% year-over-year due primarily to the secular decline in check usage.

•
Operating income of $10.2 million decreased $1.5 million or 1.1 points compared to last year. Adjusted operating income decreased $1.4 million and adjusted operating margin decreased 0.8 points year-over-year. This decrease was due primarily to lower order volume, partly offset by cost reductions.

Other Highlights

•	Cash provided by operating activities for the first six months of 2018 was $146.9 million, a decrease of $4.7 million compared to 2017.

•
The Company repurchased $20.0 million of common stock in open market transactions during the quarter, bringing the year-to-date stock repurchase total to $40.0 million. During the first half of 2017, the Company repurchased $30.1 million of common stock.

•	At the end of the second quarter, the Company had $766.8 million of total debt outstanding, $765.0 million of which was outstanding under the revolving credit facility.

Third Quarter 2018:	Current Outlook (7/26/2018)
Revenue	$496 to $504 million
Diluted EPS – GAAP	$1.15 to $1.21
Adjusted Diluted EPS – Non-GAAP	$1.26 to $1.32

Full Year 2018:	Current Outlook (7/26/2018)	Prior Outlook (6/18/2018)	Prior Outlook (4/26/2018)
Revenue	$2.045 to $2.065 billion	$2.055 to $2.075 billion	–
Marketing Solutions & Other Services (MOS) Revenue	$895 to $910 million	–	$910 to $925 million
MOS Revenue % of Total Revenue	approx. 44%	–	approx. 45%
Diluted EPS – GAAP(1)	$5.23 to $5.35	$5.34 to $5.54	–
Adjusted Diluted EPS – Non-GAAP	$5.68 to $5.80	$5.60 to $5.80	–
Operating Cash Flow	$360 to $370 million	–	$360 to $380 million
Prepaid Product Discount Payments	approx. $27 million	–	approx. $27 million
Capital Expenditures	approx. $55 million	–	approx. $55 million
Depreciation and Amortization	approx. $142 million	–	approx. $143 million
Acquisition-Related Amortization	approx. $88 million	–	approx. $89 million
Cost and Expense Reductions	approx. $55 million	–	approx. $50 million
Effective Tax Rate	approx. 24.5%	–	approx. 25%

(1) The prior outlook does not include costs related to the CEO transition and related obligations.

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-615-247-0252 (access code 6253348). A presentation also will be available via a webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-404-537-3406 (access code 6253348).

Upcoming Management Presentations

–	KeyBanc Capital Markets 20th Annual Technology Leadership Forum - August 12-13 - Vail, CO

–	CL King & Associates 16th Annual Best Ideas Conference - September 13 - New York, NY

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 4,900 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions, including fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; the financial impact from the ongoing assessment of the Tax Cut and Jobs Act; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; the risk that pending and future acquisitions will not be consummated within the expected time periods or at all; risks that the Company’s recent acquisitions do not produce the anticipated results or synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services, financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber attacks; risks of interruptions to our website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2017.

Diluted EPS Reconciliation
Management believes that adjusted diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items during 2018 and 2017 (i.e., restructuring costs, which include integration activities; transaction costs; CEO transition costs; asset impairment charges; loss on debt retirement; and one-time impacts of accounting for federal tax reform) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Reported EPS reconciles to adjusted EPS as follows:

	Actual
	2nd Quarter 2018	2nd Quarter 2017
Reported Diluted EPS	$1.25	$1.22
Restructuring costs	0.10	0.02
Asset impairment charges	—	0.04
CEO transition costs	0.03	—
Transaction costs	0.01	0.01
Impact of federal tax reform	0.01	—
Adjusted Diluted EPS	$1.40	$1.29

	Outlook
	3rd Quarter 2018	Full Year 2018
Reported Diluted EPS	$1.15 - $1.21	$5.23 - $5.35
Restructuring costs	0.05	0.26
Asset impairment charges	—	0.03
CEO transition costs	0.04	0.11
Transaction costs	0.02	0.04
Loss on debt retirement	—	0.01
Impact of federal tax reform	—	—
Adjusted Diluted EPS	$1.26 - $1.32	$5.68 - $5.80

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2018(1)		2017(2)
Product revenue	$359.9		$363.6
Service revenue	128.3		121.6
Total revenue	488.2		485.2
Cost of products	(134.3)	(27.5%)	(130.7)	(26.9%)
Cost of services	(55.9)	(11.5%)	(48.6)	(10.0%)
Total cost of revenue	(190.2)	(39.0%)	(179.3)	(37.0%)
Gross profit	298.0	61.0%	305.9	63.0%
Selling, general and administrative expense	(209.6)	(42.9%)	(208.7)	(43.0%)
Net restructuring charges	(5.6)	(1.1%)	(1.4)	(0.3%)
Asset impairment charges	—	—	(3.0)	(0.6%)
Operating income	82.8	17.0%	92.8	19.1%
Interest expense	(6.1)	(1.2%)	(5.3)	(1.1%)
Other income	2.4	0.5%	1.3	0.3%
Income before income taxes	79.1	16.2%	88.8	18.3%
Income tax provision	(18.9)	(3.9%)	(29.2)	(6.0%)
Net income	$60.2	12.3%	$59.6	12.3%

Weighted average dilutive shares outstanding	47.8		48.6
Diluted earnings per share	$1.25		$1.22

Capital expenditures	$14.0		$11.8
Depreciation and amortization expense	32.4		30.4
Number of employees-end of period	5,905		5,956

Non-GAAP financial measure - EBITDA(3)	$117.6		$124.5
Non-GAAP financial measure - Adjusted EBITDA(3)	126.1		129.8

(1) Effective January 1, 2018, we adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards had an immaterial impact on revenue and resulted in an increase in net income of $1.1 million. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring costs, which include integration activities; transaction costs; CEO transition costs; asset impairment charges and loss on debt retirement) that may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2018 and 2017 also impacted the comparability of reported net income. We believe that measures of operating performance that exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended June 30,
	2018	2017
Net income	$60.2	$59.6
Interest expense	6.1	5.3
Income tax provision	18.9	29.2
Depreciation and amortization expense	32.4	30.4
EBITDA	117.6	124.5
Restructuring costs	6.4	1.4
Transaction costs	0.6	0.9
CEO transition costs	1.5	—
Asset impairment charges	—	3.0
Adjusted EBITDA	$126.1	$129.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2018(1)		2017(2)
Product revenue	$723.4		$735.8
Service revenue	256.8		237.2
Total revenue	980.2		973.0
Cost of products	(267.7)	(27.3%)	(263.3)	(27.1%)
Cost of services	(111.3)	(11.4%)	(95.4)	(9.8%)
Total cost of revenue	(379.0)	(38.7%)	(358.7)	(36.9%)
Gross profit	601.2	61.3%	614.3	63.1%
Selling, general and administrative expense	(420.8)	(42.9%)	(425.8)	(43.8%)
Net restructuring charges	(7.8)	(0.8%)	(2.4)	(0.2%)
Asset impairment charges	(2.1)	(0.2%)	(8.3)	(0.9%)
Operating income	170.5	17.4%	177.8	18.3%
Interest expense	(11.7)	(1.2%)	(10.1)	(1.0%)
Other income	3.7	0.4%	2.3	0.2%
Income before income taxes	162.5	16.6%	170.0	17.5%
Income tax provision	(39.0)	(4.0%)	(53.4)	(5.5%)
Net income	$123.5	12.6%	$116.6	12.0%

Weighted average dilutive shares outstanding	47.9		48.6
Diluted earnings per share	$2.56		$2.38

Capital expenditures	$28.0		$22.8
Depreciation and amortization expense	63.5		60.1
Number of employees-end of period	5,905		5,956

Non-GAAP financial measure - EBITDA(3)	$237.7		$240.2
Non-GAAP financial measure - Adjusted EBITDA(3)	251.6		252.3

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in an increase in revenue of $0.6 million and an increase in net income of $0.9 million. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) See the prior discussion of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Six Months Ended June 30,
	2018	2017
Net income	$123.5	$116.6
Interest expense	11.7	10.1
Income tax provision	39.0	53.4
Depreciation and amortization expense	63.5	60.1
EBITDA	237.7	240.2
Restructuring costs	8.7	2.4
Transaction costs	1.1	1.4
CEO transition costs	1.5	—
Asset impairment charges	2.1	8.3
Loss on debt retirement	0.5	—
Adjusted EBITDA	$251.6	$252.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2018	December 31, 2017	June 30, 2017
Cash and cash equivalents	$68.6	$59.2	$34.8
Other current assets	340.8	333.8	319.5
Property, plant & equipment-net	81.7	84.6	84.3
Intangibles-net	386.1	384.3	406.0
Goodwill	1,173.5	1,130.9	1,134.7
Other non-current assets	242.5	216.0	189.5
Total assets	$2,293.2	$2,208.8	$2,168.8

Current portion of long-term debt	$0.8	$44.0	$39.8
Other current liabilities	351.0	381.8	369.4
Long-term debt	766.0	665.3	680.7
Deferred income taxes	55.8	50.5	78.7
Other non-current liabilities	44.5	52.2	51.2
Shareholders' equity	1,075.1	1,015.0	949.0
Total liabilities and shareholders' equity	$2,293.2	$2,208.8	$2,168.8

Shares outstanding	47.6	48.0	48.4

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash provided (used) by:
Operating activities:
Net income	$123.5	$116.6
Depreciation and amortization of intangibles	63.5	60.1
Asset impairment charges	2.1	8.3
Prepaid product discount payments	(13.3)	(10.9)
Other	(28.9)	(22.5)
Total operating activities	146.9	151.6
Investing activities:
Purchases of capital assets	(28.0)	(22.8)
Payments for acquisitions	(90.2)	(77.5)
Other	0.7	4.2
Total investing activities	(117.5)	(96.1)
Financing activities:
Net change in debt	56.6	(39.0)
Dividends	(28.8)	(29.2)
Share repurchases	(40.0)	(30.1)
Shares issued under employee plans	5.8	5.9
Other	(11.9)	(6.1)
Total financing activities	(18.3)	(98.5)
Effect of exchange rate change on cash	(1.7)	1.2
Net change in cash and cash equivalents	9.4	(41.8)
Cash and cash equivalents: Beginning of period	59.2	76.6
Cash and cash equivalents: End of period	$68.6	$34.8

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018(1)	2017(2)	2018(1)	2017(2)
Revenue:
Small Business Services	$317.7	$302.9	$634.1	$611.0
Financial Services	139.3	147.7	280.0	288.5
Direct Checks	31.2	34.6	66.1	73.5
Total	$488.2	$485.2	$980.2	$973.0

Operating income:(3)
Small Business Services	$58.6	$54.5	$117.5	$106.8
Financial Services	14.0	26.6	32.0	46.8
Direct Checks	10.2	11.7	21.0	24.2
Total	$82.8	$92.8	$170.5	$177.8

Operating margin:(3)
Small Business Services	18.4%	18.0%	18.5%	17.5%
Financial Services	10.1%	18.0%	11.4%	16.2%
Direct Checks	32.7%	33.8%	31.8%	32.9%
Total	17.0%	19.1%	17.4%	18.3%

The segment information reported here was calculated utilizing the methodology outlined in the Condensed Notes to Unaudited Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards had an immaterial impact on revenue and resulted in an increase in net income of $1.1 million for the quarter ended June 30, 2018 and an increase in revenue of $0.6 million and an increase in net income of $0.9 million for the six months ended June 30, 2018. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Operating income includes the following restructuring, transaction and CEO transition costs, as well as asset impairment charges:

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Small Business Services	$2.4	$3.6	$6.4	$10.0
Financial Services	6.0	1.7	6.9	2.1
Direct Checks	0.1	—	0.1	—
Total	$8.5	$5.3	$13.4	$12.1

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and six months ended June 30, 2018 and 2017. Management believes that operating income by segment, excluding restructuring, transaction and CEO transition costs, as well as asset impairment charges, provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of items that affect the comparability of reported operating results and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, Management believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
ADJUSTED SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018(1)	2017(2)	2018(1)	2017(2)
Adjusted operating income:(3)
Small Business Services	$61.0	$58.1	$123.9	$116.8
Financial Services	20.0	28.3	38.9	48.9
Direct Checks	10.3	11.7	21.1	24.2
Total	$91.3	$98.1	$183.9	$189.9
Adjusted operating margin:(3)
Small Business Services	19.2%	19.2%	19.5%	19.1%
Financial Services	14.4%	19.2%	13.9%	16.9%
Direct Checks	33.0%	33.8%	31.9%	32.9%
Total	18.7%	20.2%	18.8%	19.5%

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards had an immaterial impact on revenue and resulted in an increase in net income of $1.1 million for the quarter ended June 30, 2018 and an increase in revenue of $0.6 million and an increase in net income of $0.9 million for the six months ended June 30, 2018. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Reported operating income reconciles to operating income excluding restructuring, transaction and CEO transition costs, as well as asset impairment charges, as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reported operating income	$82.8	$92.8	$170.5	$177.8
Adjustments:
Small Business Services	2.4	3.6	6.4	10.0
Financial Services	6.0	1.7	6.9	2.1
Direct Checks	0.1	—	0.1	—
Total	8.5	5.3	13.4	12.1
Adjusted operating income	$91.3	$98.1	$183.9	$189.9

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